Exhibit 99.4

CERTIFICATE REGARDING EXCHANGE TRANSACTION

The undersigned, International Machinery Movers, Inc. (“IMM”), hereby accepts from Convention All Holdings Incorporated, a Delaware corporation (“the Company”), 250,000 Shares of Common Stock of the Company (“Common Stock”) in exchange for 336,050 Shares of Convertible Preferred Shares of the Company. Copy of the certificate evidencing such Common Shares is attached hereto and incorporated herein as Exhibit A and a copy of the certificate evidencing the Convertible Preferred Shares stamped “cancelled” is attached hereto and incorporated herein as Exhibit B.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of November, 2006.

INTERNATIONAL MACHINERY MOVERS, INC.

By:	/s/ Mike Heitz
Its:	President